Exhibit 99.1
PFSweb, Inc. NasdaqCM:PFSW
FQ1 2020 Earnings Call Transcripts
Thursday, May 07, 2020 9:00 PM GMT
S&P Global Market Intelligence Estimates

	-FQ4 2019-	-FQ1 2020-		-FY 2019-	-FY 2020-
	CONSENSUS	CONSENSUS	SURPRISE	CONSENSUS	CONSENSUS
EPS (GAAP)	0.04	(0.09)	NM	(0.16)	0.04
Revenue (mm)	84.90	68.39	12.15	293.53	299.22
Currency: USD
Consensus as of May-04-2020 10:42 AM GMT

Stock Price [USD] vs. Volume [mm] with earnings surprise annotations

Share Price
Volume
7.00
6.00
5.00
4.00
3.00
2.00
1.00
3.00mm
2.50mm
2.00mm
1.50mm
1.00mm
0.50mm
0.00mm
Mar 2019
May 2019
Jul 2019
Sep 2019
Nov 2019
Jan 2020
Mar 2020
May 2020

		- EPS (GAAP) -
	CONSENSUS	ACTUAL	SURPRISE
FQ1 2019	(0.11)	(0.06)	NM
FQ2 2019	(0.07)	(0.05)	NM
FQ3 2019	(0.16)	(0.08)	NM
FQ4 2019	0.04	0.08	100.00%

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Contents

Table of Contents
Call Participants	................................................................................................................................................	3
Presentation	................................................................................................................................................	4
Question and Answer	................................................................................................................................................	11

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

Call Participants

EXECUTIVES

James Joseph Butler
Executive VP & GM of LiveArea

Michael C. Willoughby
CEO & Director

R. Zach Thomann
Executive VP & GM of PFS

Thomas J. Madden
Executive VP & CFO

ANALYSTS

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

Presentation

Operator

Good afternoon, everyone, and thank you for participating in today's conference call to discuss PFSweb's Financial Results for First Quarter ended March 31, 2020. Joining us today are PFSweb CEO, Mike Willoughby; the company's CFO, Tom Madden; the General Manager of PFS, Zach Thomann; and the General Manager of LiveArea, Jim Butler. Following their remarks, we'll open the call for your questions.

Before we go further, I would like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, future, opportunity, potential, continue, plan, will, will likely result, would, should, could, can, may, guidance, confidence, target, project and other similar expressions typically are used to identify forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of the COVID-19 pandemic.

The full disclaimer relating to forward-looking statements as well as certain non-GAAP metrics used in our filings and this presentation can be found in the Investors section of the PFS website under Financial Reporting and specifically, the safe harbor statement.

I would like to remind everyone that this call will be available for replay through May 21, starting at 8:00 p.m. Eastern this evening. A webcast replay will also be available via the link provided in today's press release as well as available on the company's website at pfsweb.com. Any redistribution, retransmission or rebroadcast of this call in any way without the expressed written consent of PFSweb is strictly prohibited.

Now I would like to turn the call over to Chief Executive Officer of PFSweb, Mr. Mike Willoughby. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Lisa, and good afternoon, everyone. We hope you are all safe and healthy listening in from the comfort of your homes. We are also participating in this conference call from our various individual home offices. So if any technical difficulties or pet incursions arise, please bear with us.

At the end of our last conference call on March 12, the day before President Trump declared a national state of emergency, I outlined a set of measures we had already begun to take in response to the emerging crisis and the early warning signs we have seen from our European operations. I don't believe any of us anticipated just how dynamic and uncertain the situation would become and how rapidly almost everything about our lives would evolve.

As I did on our March conference call, I want to acknowledge again today the challenges that many people in our communities are facing as a result of COVID-19. Our thoughts and prayers are with all of those dealing with both the health and economic consequences of this pandemic. We are grateful to the health care workers and the first responders for the work they're doing on the front lines. And I'm proud of our team for their dedication to serving our clients during these unprecedented times while adjusting to working conditions that have evolved on a daily basis for much of the past 6 weeks.

From the moment that we engaged our emergency response plan on March 11 and formed our internal COVID-19 task force, our objective has been to safeguard our employees through work from home arrangements wherever possible. And I'm thrilled with how rapidly and thoroughly our team was able to roll that program out, including moving approximately 500 customer care agents from around the world into work-from-home mode over the course of just 2 weeks. By April 3, we had moved every nonfulfillment-related employee into a work-from-home model, except for a handful of employees required to staff data centers or other support functions where social distancing is now automatic.

With PFS declared an essential support business in every region we operate, and with the necessity of maintaining operations in our fulfillment facilities in support of our clients, many of whom were also declared essential businesses,

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

we have been very focused on protecting those facilities and safeguarding our employees.

During this time, we have worked to ensure that our ground teams have an array of personal protective equipment, or PPE, and that they abide by strict routine cleaning regimens and social distancing practices in our facilities. We have also taken measures to perform daily disinfectant procedures after the last shift. And I'm especially proud of our own frontline employees traveling to work every day to work in one of our safe facilities to support our clients, who need us to support their digital channel, which for many clients has been their only operational sales channel over the past 6 weeks.

Despite the pandemic, our global workforce continues to operate at full strength, and we're proud to report that we have not furloughed or laid off any employees. In fact, we have increased personnel in our distribution centers and in our work from home contact center operations in response to the growth from our clients' increasing customer demand. We believe we have achieved a sustainable operating model, and we are prepared to operate in this mode for the foreseeable future as necessary. Above all, I am grateful to have only had a small number of confirmed or presumed cases of COVID within our entire workforce, all with relatively mild symptoms and none of our employees requiring hospitalization up to this point.

To be as transparent as possible, we're going to do our best to provide you with the latest information we have available to us today. But please understand, we are all dealing with a period of uncertainty and it is not perfectly clear what the future holds.

With that COVID introduction completed, it's a real pleasure for me to highlight the results from our first quarter in 2020. During the first quarter, we picked up where we left off last year with strong momentum that had us generate another quarter of record bookings in LiveArea and heightened fulfillment volumes in PFS, as well as growth in both service fee equivalent revenue and adjusted EBITDA for each business segment. Our expectations for returning to growth in 2020 are being validated as this marks the first quarter we have generated SFE revenue and adjusted EBITDA growth for each of our 2 operating segments since we began reporting by segment in 2018. Even amid the current pandemic, it is clear to me that the investments we made last year in LiveArea and PFS are paying off.

Speaking of PFS, we have clearly benefited in Q1 from the new clients we onboarded last year, and we continue to see the benefits of the record bookings year for PFS in 2019, as we have been ramping those new clients and continue to implement brands we won in 2019. On top of the benefit we expected to see in the first part of the year from these new clients, consumer demand in late March and throughout April has unexpectedly driven our volumes to holiday-type levels. E-commerce traffic is booming as consumers who previously shopped at brick-and-mortar retail stores order their products online in response to stay-at-home mandates.

Additionally, PFS took on the distribution loads of several clients as they enacted their business continuity plans in response to local restrictions and classifications, which limited their own distribution operations. Recall that we have very limited direct exposure to brick-and-mortar retailers in our PFS fulfillment practice as the majority of our PFS clients are brand manufacturers. So the ramp in e-commerce volumes is related to their direct-to-consumer efforts. Zach will be on the call later to provide more details on these heightened fulfillment volumes and how COVID impacts may play out for the PFS segments in the weeks and months ahead.

In LiveArea, our record bookings reflect the improvement we made in revamping our go-to-market strategy and sales pipeline. Our momentum is strong, and we are continually proving our value as a professional services partner as our clients look to bolster their e-commerce capabilities. Jim will provide more detail on the momentum that he and his team have generated over the past quarter as well as the trends they are currently seeing in LiveArea with respect to COVID.

With overall consumer behavior rapidly shifting towards e-commerce, our end-to-end solution holds crucial value for our entire client base. PFS and LiveArea are executing their joint go-to-market strategy and both segments continue to collaborate efficiently on prospects and leads even in this time of remote work. We currently have 41 programs across 31 brands that take advantage of both our LiveArea and PFS services, and we will continue working to drive profitable growth for each business in the coming quarters.

Before commenting further, I'd like to turn the call over to Tom to provide more details on our Q1 financial results and our outlook for 2020. Tom?

Thomas J. Madden

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

Executive VP & CFO

Thank you, Mike, and good afternoon, everyone. I'll keep our first quarter comments brief as we realize that the world we lived in, in January, February and early March is very different from today. Unless otherwise noted, all financial comparisons are to the first quarter of 2019.

For Q1, our consolidated service fee equivalent or SFE revenue increased 5% to $54.7 million. The increase was primarily driven by new client wins and higher fulfillment activity in PFS as well as the benefit of our recent strong new booking activity with new and existing clients within our LiveArea practice. This growth was partially offset by the loss of SFE revenue related to 2 client bankruptcies in 2019.

Our overall service fee gross margin in the first quarter of 2020 increased 210 basis points to 36.1%, with the increase primarily due to improved performance in the PFS segment related to revenue mix. Note that gross margins for both segments continue to be within our guidance range of 25% to 30% for PFS and 40% to 50% for LiveArea. And we expect these ranges to hold in the months and quarters ahead.

SG&A costs were $19.4 million in the March 2020 quarter compared to $18.3 million last year, with the increase driven primarily by incremental sales and marketing-related spend and increased employee benefit costs. In the midst of COVID-19, we will continue to manage our expenses prudently, and we are closely reviewing opportunities for cost savings on nonessential spending as a precautionary measure. As expected, we have seen a reduction in travel expenses as a result of the current environment and we expect this to continue into future quarters as well.

Adjusted EBITDA in the first quarter increased 19% to $4.0 million compared to $3.3 million in the year ago quarter.

Turning to the balance sheet. At March 31, 2020. Cash and cash equivalents totaled $14.5 million and total debt excluding operating leases, was $40.4 million. This results in a net debt position of approximately $25.9 million. We remain confident in our liquidity position as we navigate the current market conditions surrounding the pandemic.

As we have stated in the past, a portion of our cash balance includes benefits from the timing of certain cash collections received from our clients' customers that are then later remitted to our clients. So there's always some variability on a quarter-to-quarter basis that is outside our control. As mentioned on our last call, one of our clients is transitioning away from utilizing this component of our service offering, so we continue to expect our cash balance to decrease later this year.

Our capital expenditures in the March quarter were approximately $1.3 million, including $0.4 million, which were funded through debt financing. We continue to expect our capital expenditure spend in 2020 to be between $7 million and $9 million, the majority of which is expected to be related to new client activity, and the expansion of facilities to support existing client growth.

On the topic of government assistance, while we will expect some cash flow benefit from deferred tax payment opportunities available here in the U.S. and internationally, we do not plan to apply for the Paycheck Protection Program or any other government subsidies at this time, as we are fortunate to have the scale and tailwinds at our back in this environment that favors e-commerce.

Across both segments, we are working closely with our clients as they manage the varying impacts of COVID-19 on their businesses, and we are helping them manage contingency plans for their own operations. While our client base has limited direct brick-and-mortar retail exposure, which helps mitigate our potential credit risk, a limited number of our clients have communicated with us about short-term flexibility in project timing, pricing and/or payment terms. We view our clients as our partners. And in the spirit of good partnership, we are committed to helping them where appropriate during these unprecedented times.

While this may have some limited impact on our short-term project revenue, gross margin and cash flow, we believe these discussions are only strengthening our relationships, and they increase our competency in the resiliency of our business. We will continue to closely monitor the impact of COVID-19 on our clients' activity and financial position in an effort to minimize the potential impact of our credit risk.

Moving on to our 2020 outlook. Overall, while there is an increased level of uncertainty in our financial forecast for the remainder of 2020 due to the macroeconomic uncertainty related to COVID-19, we continue to believe that we are poised for growth in both business segments for 2020 as this new environment only strengthens our positioning. As

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

such, we are comfortable with our cash and balance sheet positions today. However, we will remain prudent with our cost controls and liquidity as a precautionary measure.

For our LiveArea business, we expect some short-term impact on revenue and profitability in the second and third quarters of 2020 as a result of the client requested project deferrals and adjustments, but we expect to have continued success in winning new or expanded client relationships that are expected to significantly offset this impact.

For our PFS business segment, we are expecting overall stronger level of service fees from existing clients who have migrated more of their business to the online channel that we support. However, we expect some shortfalls versus our original expectations in winning new PFS client opportunities due to COVID-19-related restrictions on our prospects' abilities to adjust their business operations in the near-term and implement such business within 2020.

Overall, we are reiterating our previously issued 2020 guidance, which has us generating consolidated SFE revenue growth of mid- to high single digits compared to the prior year. Coupled with an ongoing focus on costs, we also expect to improve adjusted EBITDA margin for 2020.

As we look forward to the June quarter, we are expecting lower LiveArea service fee revenues and adjusted EBITDA profitability than the March 2020 quarter, while our PFS segment is expected to drive relatively similar SFE revenue performance but somewhat lower adjusted EBITDA profitability as compared to our March 2020 quarter, including the impact of revenue mix and certain incremental COVID-19-related spend. We then expect improved sequential performance from there in both segments as we look ahead to quarters 3 and 4.

We are also cautiously maintaining all our other 2020 expectations outlined on our last conference call, which include expectations for product revenue, D&A expense, interest expense and tax expense. These, of course, are subject to change given the uncertainty amid COVID-19.

This concludes my prepared remarks. I'll turn the call over to Zach to walk through operational highlights in PFS. Zach?

R. Zach Thomann
Executive VP & GM of PFS

Thanks, Tom. As Mike mentioned in his earlier comments, the global pandemic has shifted consumer behavior in recent weeks towards online purchases as many government authorities have issued stay-at-home mandates. As a leader in post click commerce operations, PFS is in an excellent position to continue to support and grow our clients' brands both in the immediate term, but also as we look past the current pandemic. Our continued focus is on ensuring that we perform at the high standard our clients come to expect for each of PFS core services.

Over the past 6 weeks, PFS has been experiencing particularly high order demand across our global fulfillment centers, with order volumes coming in at higher levels than they typically would this time of year. This sudden unplanned uptick in demand has allowed PFS to demonstrate our agility as we have continued to launch new brands and service our clients' customers, while also implementing best-in-class health and safety measures. We are currently managing a holiday-type level of volume while simultaneously maintaining strict cleaning regimens across all our facilities, which includes nightly fogging, which are applications of disinfectant throughout all of our DCs.

Again, I cannot overstate how proud I am of the efforts of our leadership team in each of our global operation centers for their tireless efforts to both maintain business continuity for our clients and maintain a safe working environment for our team.

As we look back to Q1, our successful bookings from 2019 resulted in 6 new brand launches in the first quarter. These new launches, combined with strong Valentine's Day promotional activity from existing clients resulted in $33.8 million and service fee equivalent revenue in Q1, eclipsing service fee equivalent revenue from the same period a year ago, while also performing at the top end of the target gross margin range for the PFS business and exceeding gross margins in the same period the year prior.

From a new sales perspective, in Q1, we booked 4 new engagements with the combined estimated $3.7 million in annual contract value, or ACV, compared to 4 new engagements worth an estimated $4.7 million of ACV in the year ago quarter. Despite the complications arising from managing a sales pipeline for physical operational services during a pandemic, we continue to make progress in new client wins and remain committed to driving growth from current and

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

new clients in the coming quarters. For added perspective, in April, we still managed to launch 2 new fulfillment clients in the middle of this pandemic.

As we look ahead through the remainder of Q2, we have seen the momentum we generated in Q1, especially during the last 2 weeks in March, carry over into Q2 and we currently expect -- and we currently expect to see higher-than-expected volumes from new and existing clients within our fulfillment and contact center services through the remainder of Q2. As a dramatic example, during April, we processed through our global fulfillment centers over 2 million orders with over 6 million order lines generating about $250 million in client gross merchandise values in sales, which is the third largest fulfillment month in the last 3 years, just barely behind November 2018 and about 16% lower than our record month in December 2019. This is why we have been characterizing this time as holiday-like in our fulfillment centers.

While we have not experienced the same intense Thanksgiving Day through Cyber Monday weekly spikes in volumes, the overall volumes are very similar to a holiday period, although somewhat more spread out and consistent. I believe the widespread COVID-driven shift of consumer purchasing behavior to online channels will have lasting effects and has highlighted the need for client investments and their e-commerce capabilities, which presents a great opportunity for us to drive further value in those partnerships.

As we continue to engage with our existing clients and potential new clients, we are seeking ways to ensure business continuity of their operations and solutions to different operational scenarios for the coming months as brands and customers react to the changing realities facing us all. As a result, we expect to continue to see opportunities from existing clients to expand our relationships and opportunities to win business with brands that have a renewed focus on direct-to-consumer solutions, particularly in our CPG and health and beauty verticals and less of a near-term emphasis on opportunities for apparel and business-to-business distribution.

Before passing the call over to Jim for his commentary on LiveArea, I wanted to reiterate that we are still making strong progress on our go-to-market strategy for both CloudPick and RetailConnect, with the current environment providing immediate opportunities for companies to take advantage of a product like RetailConnect, which easily enables ship from store and pick up in-store functionality for many retailers.

PFS recently launched this product for a retailer to enable ship-from-store capabilities and ensure business continuity, and we are actively engaged with retailers looking to fulfill store inventory for their online channel with an additional launch scheduled in the near term.

I'll now pass the call over to Jim for an overview of LiveArea's operations. Jim?

James Joseph Butler
Executive VP & GM of LiveArea

Great. Thanks, Zach, and good afternoon, everyone. Our LiveArea bookings and pipeline have gained exceptional momentum over the past few quarters, culminating in yet another record quarter of bookings in Q1 this year. This strong performance reflects the work and investments we have put into revamping our go-to-market approach as well as the early execution from our new sales and marketing teams. We look forward to reaping further benefits from these investments and building upon the foundation and momentum we established throughout the last 9 months.

Moving on to our results. For Q1, we booked 54 projects worth a combined estimated $13.1 million in project value. This compares to 40 projects in the year ago quarter, with a combined for a then estimated $7.3 million in project value. We also booked 19 engagements for LiveArea worth a combined estimated $11.4 million in annual contract value, or ACV. This compares to 15 engagements worth a combined then estimated $6 million in ACV in the year ago quarter. The combined Q1 bookings performance, which is projects plus engagements of $24.5 million in ACV is a new record for LiveArea outperforming our previous record of $20.6 million set last quarter.

Before moving on to our LiveArea outlook for the future, I do want to touch on the clear signs of the in-process turnaround evident within our segment results. We reported quarterly service fee revenue above $20 million for the first time since Q4 of 2018, and our adjusted EBITDA was also the best result since Q4 of 2018. Every major financial metrics on my dashboard is relatively steady or improved quarter-over-quarter and year-over-year. In both comparisons, we have improved our recognized revenue, held gross margins relatively steady, improved SG&A and improved our adjusted EBITDA margins to about 17% from about 13% in the year ago quarter and from about 16.5% in Q4 of 2019.

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

On our last call, I spoke of the momentum building in the business, and you can see that momentum delivering results in Q1. While the pandemic cast a shadow of uncertainty over our ability to continue delivering record results across the board in the near term, our positioning as an e-commerce specialized agency and our strong client relationships and surging sales pipeline give me tremendous optimism about the future and our ability to continue to return to growth for LiveArea in 2020. As we look to the future, my optimism is supported not only by our Q1 results and our strong sales pipeline, but also by the accelerating trends already evident during this pandemic.

So far during Q2, our sales leadership is still driving our pipeline and bookings, and their efforts are bolstered by the elevated consumer demand for e-commerce at this pivotal moment. While the ongoing COVID-19 crisis may impact some of our client accounts and may cause certain LiveArea project time lines to get delayed or spread out beyond what we had originally planned, we are already seeing stability return to the decision-making process with many of our clients as they double down on their digital channel. Should some delays occur, we anticipate our near-term backlog to soften compared to what we would have anticipated a couple of months ago.

At this time, it is difficult for us to forecast the effects of any virus impacts more precisely, especially as our clients reconfigure their individual planning horizons. Despite the potential volatility in our Q2 backlog, our outlook remains strong, and I would like to share a few reasons for my optimism.

In general, COVID has highlighted that digital is the only reliable revenue stream for many companies, making it a top area for additional investment. In some cases, it has exposed areas of under investment, such as order management, causing brands to scramble to figure out what inventory they have available and how to efficiently make it available to their customers. Also, brands are under significant stress to be ready for the upcoming holiday season to make up for the expected losses in the first half of the year. As you may be aware, Q2 and Q3 are where brands typically invest heavily in digital for the holiday season. We are expecting any current backlog delays due to COVID to result in heightened expectations and demand from our clients in the months ahead, resulting in aggressive time lines to deliver on their 2020 strategies.

We are also seeing interest in our direct-to-consumer channels across both traditional retail and consumer brands as well as historically nondirect verticals such as B2B manufacturers, distributors and aftermarket parts. We expect this trend to continue post recovery as B2B companies try to get closer to the end consumer. Our experience in B2B, B2C and end-to-end uniquely positions LiveArea to participate in this new model.

Lastly, we expect that COVID will lead to a new round of readiness audits and digital transformation investments that will enable brands to be more responsive to changes in the future. We feel strongly that COVID will drive a new definition for digital table stakes, requiring brands to meet or exceed those heightened consumer expectations. Our experience in delivering end-to-end transformational commerce experiences will certainly differentiate LiveArea from other commerce agencies.

As we navigate COVID, LiveArea has demonstrated an efficient and nimble operating model. Our attrition remains at record lows. Our contracting resource pools assisted with maintaining our utilization targets and our experience working in virtual models has allowed us to continue to serve our clients without any disruption. I believe we have a lot to be optimistic about in the coming months.

With that report, I'll turn it back over to Mike. Mike?

Michael C. Willoughby
CEO & Director

Thank you, Jim. From the comments made throughout the call, it should be clear that our business is strong. And we're cautiously optimistic about the benefits from this challenging market environment in both the near and long term. We have continued to move beyond our 2019 transition period and made great progress in our quest to return to sustainable growth this year.

Despite the near-term macro uncertainties in our global environment, the trends in our business look favorable at this time, leading us to reiterate our prior expectations for consolidated 2020 SFE revenue growth in the mid- to high single digits compared to 2019, as well as adjusted EBITDA margin expansion for the year, as Tom indicated earlier.

As always, Tom and I are happy to engage with our investors to answer questions and communicate our exciting story.

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

And we're happy to make ourselves available by phone and video chat.

We will also be presenting and holding meetings during Needham's Virtual Tech and Media Conference on May 19 and hope to speak with some of you then.
Lisa, we'll now open the call up for questions.

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

Question and Answer

Operator

[Operator Instructions] Our first question comes from Mark Argento with Lake Street Capital Markets.

Michael C. Willoughby
CEO & Director

Mark? Operator, it looks like Mark's had a trouble, so maybe we should move to someone else and let Mark come back here.

Operator

Our next question comes from the line of George Sutton with Craig-Hallum.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

This is Adam on for George. Congrats on the terrific results, guys. I was curious if you could comment on specifically how LiveAreaLabs and PFS ops jointly have changed their approach going to get joint business from customers due to COVID-19.

Michael C. Willoughby
CEO & Director

Well, thanks for teeing that up. That's a question we would love to handle. I'm going to actually ask Jim to respond first and just talk about some of the changes that they've made in their approach. I think LiveArea is the tip of the spear from a strategy perspective and often is in conversations early with clients and their decision-making process. So I'd like him to start. And then Zach, if you can just tag team on the back of that, that would be great.

James Joseph Butler
Executive VP & GM of LiveArea

Yes. Great. Great question. I saw this as -- when I joined last June, I saw this as one of the biggest opportunities for us as an organization. And I think, first, we had to make sure that both -- there was good communication at the top and throughout the organization around the value of the end-to-end capability. And as we look at the competitors in the peer LiveArea space, right, other digital agencies that are focused on commerce, there's a lot of them that do exactly what we do. However, what they don't have is the ability to understand the entire value chain of end to end and understand what a client experiences post click.

So what I did was make sure that the teams understood that as a differentiating value. In addition to that, we made sure that there were incentives in place that people on my team were actually looking out to bring in work on Zach's team. So we have the right financial metrics in place. And then we're seeing things such as RetailConnect as a really good narrative for us to open doors with clients that have really struggled during the COVID-19 epidemic around trying to get inventory locked up in stores out to their customers.

So we're just really trying to fully understand the end-to-end capabilities and then bring that together with solid leadership. The other thing, too, is we spend time looking at -- we're doing account planning across the organization, making sure that clients that are working with PFS are also fully aware of what services LiveArea can offer and vice

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

versa. So that was another thing that we put into place shortly after I joined. Zach?

R. Zach Thomann
Executive VP & GM of PFS

Thanks, Jim. You covered a lot of the good things that we're doing across both of the organizations. I think it's also important to note that our end-to-end offering doesn't require that an individual brand consume all of those services. So as we look at opportunities in the market and where I think we've done a particularly good job across both business segments is taking in new opportunities and looking for opportunities to expand the relationship irrespective of if it's a LiveArea opportunity or a PFS opportunity, if there's a real client need, and a real partnership with our clients has led to a lot of these land and expand opportunities.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

Great. And Jim, I'll direct this question back to you. You mentioned how one of the biggest values you have is being able to see everything post click with the LiveAreaLabs customer who's using PFS services as well. Are there any interesting insights you guys have found during the pandemic so far?

James Joseph Butler
Executive VP & GM of LiveArea

I don't -- I can't think of anything that would come to mind, maybe Zach can. But I think what we're able to do is we're able to see -- first of all, in our upfront engagements with our clients on the LiveArea side, even if we're not -- they're not using us for the fulfillment side of the business, having that knowledge of what happens post click is really helpful as they think through OMS implementations and other experiential things for their brands. But nothing surfaces -- Zach, I don't know if you have anything at the top of your head on insights that we have. But it's a great question. It's something we'll hopefully have some more insights into as this hopefully brings itself to conclusion.

Michael C. Willoughby
CEO & Director

Hey, Adam, I think one thing that we're clearly seeing is either the advantage that a retailer has, having already implemented an omnichannel strategy and leveraging inventory that's spread out amongst stores. Or on the flip side, to the extent that they have hesitated making those investments, they need to really catch up fast. And that shows up not only with opportunities like RetailConnect, but strategy engagements on how to do that and technology upgrades to make it happen on the e-commerce stack. And I expect we're going to see a lot of pent-up demand as soon as these stores start to reopen. From two perspectives: one is a ton of inventory that's rapidly aging in stores that needs to get moved out through whatever channel they can, but also being ready for potentially a second wave to the extent that we open up and we see another resurgence of virus. And these retailers can't be caught flat-footed again with inventory stuck in stores. So that's certainly one trend we're seeing.

Adam David Kelsey
Craig-Hallum Capital Group LLC, Research Division

That's certainly helpful. One more question, I'll go back in the queue. Mike and Tom, one of the biggest headlines in e-commerce about a month ago was when Amazon FBA decided to prioritize essential items. Just wanted to know if you saw any impact on your business or what you've heard from customers that were affected from that.

Michael C. Willoughby
CEO & Director

Yes. Great question, Adam. I appreciate it. There's actually been 3 different things that have come out from Amazon that

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are of interest, and I think have some potential impact on our business. You mentioned the first one. Early on, they prioritized coming into their facilities, their product that they deemed most important to consumers in dealing with the pandemic. And I applaud them in doing that. But by the same token, it put a lot of brands that were using the marketplace at a significant disadvantage. And we heard from a lot of retailers that were looking for alternatives. I think there's some things that we could do in the short term, but in the long term, it really does point out the value in being a third-party seller and having a third-party fulfillment provider that's Prime certified doing your fulfillment. That way, you're not necessarily deprioritized by FBA in the process. And so as you might imagine, that certainly has opened up quite a few conversations.

The second bit of news that came out was the fact that, not surprisingly, Amazon uses data that they see going through the marketplace to position themselves with private label brands against some of their own clients. And we've certainly suspected that was the case and it makes sense that it would be. But many of our brands don't want to be selling in a venue where they have a direct competitor that's not only selling against them, but actually using their own data against them. So I expect that's also going to drive opportunities on the LiveArea side where they really need to hedge their bet and take care of their brand and their data appropriately.

And then the final thing would be -- a bit of a surprise to me was the amount of money Amazon expects over the next quarter to invest in their fulfillment centers as they equip their fulfillment centers. It's a tremendous amount of money. I believe it's around $4 billion. And it's an eye opener for us because we've been doing this as we've gone along incrementally in a way that I think is much more pragmatic and less costly. And I don't know what they're doing, but it's not anything like what we're looking at as far as the incremental cost. And while there may be some slight impact on our margins from the investments that we're making, we currently don't really anticipate any. And in fact, in most cases, our clients are working with us right now as we respond to these volumes like they would during the holiday to make sure we have the right programs in place to have staff where they need to be and they're properly protected. So I would not expect to see that same kind of trend in our business where we have a significant increase in SG&A associated with outfitting our facilities.

Operator

[Operator Instructions] Your next question comes from the line of Ryan MacDonald with Needham.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Mike, Tom and team, I've been jumping on around a few calls, so I apologize if some of these were answered in the prepared remarks. But clearly, great to see some of the healthy GMV trends we're seeing into April and hopefully through May here. So just wondering, as you're looking at the demand for, on the PFS Ops side, for additional brands and retailers that want to come on and use your services, given the heightened demand, does that impact at all your ability to get new customers or expansions with existing up and running as you're going through the process?

Michael C. Willoughby
CEO & Director

So I'll take a first stab at that and then let Zach provide some color. I think there's 2 things that we're dealing with. First off, we're not really dealing with any internal constraints around managing launches. We're able to -- as Zach mentioned in his prepared comments, leverage the project teams and the operations teams to onboard new clients effectively. Even in the midst of this crisis, our organization has done a great job in moving to work from home and managing projects remotely and our Memphis-based teams and our teams in the U.K. and Belgium are doing a great job onboarding clients that were in progress.

We have, as you might expect, seen some friction in our sales cycle, where clients that are looking to move fulfillment operations or contact center operations to a new provider would often expect to tour a facility and see the environment and basically, see the solution that they're going to be buying. And travel restrictions have made that impossible. And so we've been doing virtual tours and showing off facilities using virtual technology solutions. And we had some success proposing and moving through our sales pipeline some things that we've done completely virtually, which is pretty incredible. But I do think that there probably is going to be some headwinds from a sales perspective, even while we're

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experiencing these increases in current client demand. So Zach, do you want to add any color to that?

R. Zach Thomann
Executive VP & GM of PFS

Yes. I'll say that that's true, especially with the existing clients, we do see increased demand. That's certainly where our focus is right now is making sure that we best serve the clients that are currently with us. But also from a new client perspective, I think there's a little bit more hesitancy to do the large-scale lift and shift fulfillment projects. And most of the pipeline is probably going to be reshifted to business continuity opportunities where folks are looking to expand incrementally. That's what we're seeing currently shape the sales pipeline. But we still are moving opportunities and have gotten quite creative with our virtual tours. So we're still progressing down that front.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Great. And a quick follow-up to that before moving to a LiveArea question. It's been surprising to me how often in my conversations that this situation is exposing sort of a gap in fulfillment for a lot of brands. Is there anything that this heightened demand can create in terms of additional demand for the fulfillment as a service offerings, given sort of the more lightweight nature there?

Michael C. Willoughby
CEO & Director

Yes. I think 100%, Ryan. And I would say there's 2 categories. I'll tee up for Zach to comment on. One is any situation where a retailer has had a single node distribution solution, where their inventory is centralized in a single location, potentially exposes them to the risk from having a facility shutdown. We're certainly blessed to have been deemed an essential business and the clients that are deemed essential businesses as well. So that gave us certain protection where a retailer on their own may not have had that benefit. But that's one. And I think that multi-tier distribution network is a solution for that.

And the second one is one we've mentioned a couple of times, which is RetailConnect. I'll let Zach comment on exactly where we are, kind of with opportunities in making both of those along with CloudPick help in those 2 scenarios.

R. Zach Thomann
Executive VP & GM of PFS

Thanks, Mike. So certainly, with the first line of thought that Mike was discussing is really how do we create multiple modes of fulfillment or micro fulfillment centers. That trend is definitely top of mind, along with the entire omnichannel strategy. So brands that previously weren't thinking about that seriously are certainly trying to catch up quickly in regard to that. So we do see opportunity with our products like CloudPick that enable micro fulfillment or pop-up fulfillment options for these respective clients. And then honestly, when you look at RetailConnect and what that brings forward, particularly for brands that have had their retail shutdown, they have inventory in places right now that looks like an opportunity to move more through the direct-to-consumer channel. And they're looking for efficient ways to do that quickly, and I think RetailConnect points directly at that. And as such, we've seen some immediate sales momentum from that, that's helping with our go-to-market strategy on both of those products. So frankly speaking, PFS is exceptionally good at being agile. And I think this current situation points directly to our ability to act quickly and leverage the products that we're bringing to market.

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Great. Excellent. In terms of LiveArea, just wanted to get a little more color around some of the project delays. As you're going through those projects or if there are implementations or what have you, can you complete the majority, if not all, of those remotely and that maybe the delays are more on the customer side? And then as you look at the pipeline,

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

would just love to hear what the commentary or what conversions you're having and whether that's picked up as we've kind of moved through April and into May now.

Michael C. Willoughby
CEO & Director

Great. I'll let Jim respond to both of those directly. Jim, the work from home, our ability to manage projects, is there any friction on our side versus on the client?

James Joseph Butler
Executive VP & GM of LiveArea

Great. So the delays that we've seen are really just in organizations that we've worked with that have signed up for work and organizations where they just had to -- there were other higher priorities, obviously, with everything going on. So we've seen some projects delayed not significantly but delayed. And it really has nothing to do with our ability to deliver on those projects. I'd say we are -- we, unlike many other companies out there, are very accustomed to working exactly like we're working right now, delivering this message. And so we even looked at things like India, and our Indian offshore and the ability to get those folks to be 100% productive out of their homes was just an amazing accomplishment. So it's not a LiveArea thing. It's actually just our clients that are just making sure that they have their ducks in order, they can apply the right attention to the projects that they're investing large dollars in. And -- but the reality of our business is there are delays just like this from time to time, and that's just the course of doing business. I think we're just keeping an eye closer on any delays that are happening now just because of the situation that we're in.

The second half of the question, I think, was around -- Mike, what was the -- Ryan, what was the second half of the question?

Ryan Michael MacDonald
Needham & Company, LLC, Research Division

Yes. Just curious to see if you're seeing any, I guess, recovery as we're going through April in terms of discussions and pipeline.

James Joseph Butler
Executive VP & GM of LiveArea

Yes. So we actually -- if you remember, we -- this is the third record quarter of sales bookings in a row, right? So Q3, Q4, Q1. And between Q4 and Q1, a nice jump in that. And part of Q1, obviously, was impacted by COVID. We have seen -- and the mode of operations, similar to Zach's question earlier, we're doing everything virtually, right? So all these meetings and pitches are done in a virtual model, which has been working out really well. Again, we're very accustomed to doing that. And I think our clients are the ones that are a little bit uncomfortable doing that. But to be honest with you, we've seen business coming in through our regular channels almost as robustly as it has in the past. And so I'm very encouraged, as I said in my report, I'm very encouraged about the momentum that we have and how that's going to carry us through the balance of the year. So hopefully, that answers your question. I think -- and major brands, right, that are -- I think it's -- they recognize they have to continue to do the important sort of digital transformation efforts that are on their list. They can't just be paralyzed, and we see these things moving forward, which is really encouraging.

Operator

Your next question comes from the line of Mark Argento with Lake Street Capital Markets.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

Just a couple quick ones here. So Jim, maybe you can talk a little bit more about some of the -- more specifically, the types of engagements, is that more web development and digital marketing-centric? Is it more back-end capabilities, systems integration-type work? Maybe you could give us a little bit of a feel for what's really driving the incremental bookings?

James Joseph Butler
Executive VP & GM of LiveArea

Sure. So I would say that our business is predominantly on the system integration side, right? So we do a lot of very large commerce technology builds. So we have a couple of very, very large ones that are underway across a couple of major brands that continue to absorb large parts of our team. But -- so we're seeing -- it's really across the board. We're seeing a growth in our strategy engagement. So I brought in an individual to build a strategy practice. So we're starting to see the green shoots associated with those investments. And so we're getting a little bit further up the funnel as far as the engagements we have with our clients. But if I were to -- I think the digital marketing business is tracking where it's been. I think the momentum has been largely on the large commerce implementation projects that we've been doing.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Great. And...

Michael C. Willoughby
CEO & Director

And Mark, we've also seen a nice increase in OMS implementations. We started to kind of build that practice maybe towards the end of 2018 and didn't see a ton of traction until Jim and his team got here, and they really built some nice bridges with some of the OMS providers. And as Jim indicated in his prepared comments, that's one of the weak links that retailers are seeing right now with being able to action inventory and their stores is just not having OMS platforms that can deal with distributing in order to multiple fulfillment locations. So we're seeing an increase there. And I think we'll see an increase as we look to the future because that's a gap that needs to be plugged.

James Joseph Butler
Executive VP & GM of LiveArea

Yes. The other couple of areas. Thank you, Mike, that's definitely a key one for us. We're seeing a lot more B2B activity. Also, and we're seeing a bunch of marketplace activity also. So those were both on our strategy for 2020 to really expand in those different areas. And we're definitely seeing some momentum in both of those areas, too.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

Great. And then one quick one for Zach. In terms of the kind of flexibility of the platform. I know kind of the micro distribution points and some more innovation there are interesting. There's been a lot -- of course, given the environment, a lot of focus on that last mile, on delivery, the Instacarts of the world, other delivery services. Is there a way that you kind of a pop-up for kind of micro distribution and almost do a direct-to-consumer fulfillment, almost real-time fulfillment are plugging to that whole phenomenon here? Is that on the road map?

R. Zach Thomann
Executive VP & GM of PFS

Thus far, what we've been using, honestly, in that application, has been using RetailConnect and partnering with local delivery. So using store inventory to do so. There is an opportunity if you put CloudPick to think about an urban facility to launch in line with the promotion and partner with the local courier service to deliver that specifically. We have had some

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PFSWEB, INC. FQ1 2020 EARNINGS CALL | MAY 07, 2020

conversations but we have not ruled anything out to date on that.

Michael C. Willoughby
CEO & Director

Yes. I think Mark, to add to that, we need a real estate partner that basically had footprint in a lot of metro areas. You might recall, we've had some conversations with some folks that have a real estate footprint. I think we might end up seeing some of those conversations come back around because this is definitely going to impact your sort of traditional retail centers, malls, et cetera. And I think they're going to have to be even more creative about using that space. And I think you're on to something there.

Mark Nicholas Argento
Lake Street Capital Markets, LLC, Research Division

And last one for me, Mike. Is there -- really for the team, is there an opportunity -- and Mike alluded to it before, but there's a lot of aging inventory sitting in bricks-and-mortar stores that are closed right now. Is there an opportunity to try to get some of that inventory out and get it back into an open fulfillment channel for lack of a better word?

Michael C. Willoughby
CEO & Director

Yes. It's an interesting question. We've -- as you might expect, we've spent a fair amount of time looking for the needles of opportunity in this big haystack of problem. And one of them is, is there any kind of interesting reverse logistics play here where rather than take a traditional liquidator type approach where you're going to get cents on the dollar, could we help retailers kind of move inventory back and push it out through a channel where they can make more. That's going to be easiest for us to action with current clients right now. And so some of those conversations are happening. It's more difficult if they're not a current client. But it does open an interesting question. And I think there's an opportunity for a productized offering, starting with the current clients. So yes, you're definitely on to something there, too.

Operator

At this time, this concludes our question-and-answer session. I would like to turn the call back over to Mr. Willoughby for closing remarks.

Michael C. Willoughby
CEO & Director

Thank you, Lisa, and thank you for everyone that made time to be on the call today. As you can tell, we're excited about the business, cautiously optimistic that the current situation will deliver tailwinds. And we continue to manage the business day-by-day in response to the continuing evolving situation. I hope that you all stay safe and healthy and look forward to seeing you in the near future. Thank you.

Operator

Ladies and gentlemen, this does conclude today's teleconference. You may now disconnect your lines at this time. Thank you for your participation.

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